                                                                      EXHIBIT 21



Subsidiaries of the Registrant
------------------------------

SAS IP, Inc., a Wyoming corporation

ASN Systems Limited, a UK Subsidiary

ANSYS Foreign Sales Corporation, a Barbados corporation

ANSYS Software Engineering Technology (Beijing) Co., Ltd., a China Wholly-Owned Foreign Enterprise

ICEM CFD Engineering, Inc., a Delaware corporation